Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into by and between Lomond Therapeutics Operating Corporation, a Delaware corporation, with an address at 8 The Green, Suite 8183, Dover, DE 19901 (“Licensor”), and Viriom, Inc., a Maryland corporation, with an address at 1450 Research Blvd, Rockville, MD 20850 (“Licensee”) and made effective as of February 13, 2025 (“Effective Date”). Licensor and Licensee may hereinafter be individually referred to as a “Party” or collectively as “Parties.”

RECITALS

A. Licensor, is the owner of the Licensed Patents and Licensed Know-How (as such terms are defined below);

B. Licensee desires to obtain a royalty bearing exclusive license in the Russian Federation, under the Licensed Patents and the Licensed Know-How for the treatment of the Indications (as such term is defined below); and

C. Licensor is willing to grant a royalty bearing exclusive license in the Russian Federation, under the Licensed Patents and the Licensed Know-How, for the treatment of the Indications to Licensee on the terms and subject to the conditions set forth herein

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto hereby expressly agree as set forth below.

AGREEMENT

1. DEFINITIONS

1.1 “Affiliates” means any Person of which (a) more than fifty percent (50%) of the voting stock or other equity ownership thereof, whether directly or indirectly, is owned or controlled by, or under common control with, such Person, or which owns or controls more than fifty percent (50%) of the voting stock or other equity ownership of such Person, provided that, in either of the foregoing, if less than fifty percent (50%), the maximum percentage permitted by law, or (b) has other comparable ownership interest with respect to any Person other than a corporation, or (c) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such Person.

1.2 “Applicable Law” means, with respect to a given country, the applicable Laws that may be in effect from time to time in such country and that relate to a Party’s activities under this Agreement, including any Laws of the Regulatory Authorities of such country.

1.3 “CMC Information” means information related to the chemistry, manufacturing and controls (“CMC”) of the Licensed Products, as specified by the applicable Regulatory Authority.

1.4 “Commercially Reasonable Efforts” means efforts and resources consistent with product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety or efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

1.5 “Confidential Information” means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic, electronic, or any other form, which is marked confidential or designated by the disclosing party as being confidential prior to disclosure or which is marked confidential and provided to the other Party within thirty (30) days of such disclosure. For the avoidance of doubt, and regardless of whether marked as confidential or not, all Data, including, but not limited to CMC data, and all Licensed Product IP shall be the Confidential Information of Licensor.

1.6 “Data” means all data, including CMC data, experimental data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable inventions.

1.7 “Development Costs” means with respect to the development of a Licensed Product, all documented direct costs incurred by Licensee for as required under Sections 4 and 5 for (i) pre-clinical and clinical studies (including all phases) and all incurred investigator fees, Data costs and site fees; (ii) submissions with Regulatory Authorities as necessary to obtain Regulatory Approvals for Licensed Products in the Territory; and (iii) manufacturing scale-up, including development of manufacturing process and validation.

1.8 “Field” means therapeutic uses of the Licensed Product for the treatment of the Indications in humans as monotherapy or as co-administered in combination with small molecule drugs or biological drugs.

1.9 “First Commercial Sale” means with respect to any Licensed Product and any country in the Territory, the first sale of such Licensed Product, for use in the Field, to a third party in such country, after such Licensed Product has been granted Regulatory Approval for use in the Field by the competent Regulatory Authorities in such country.

1.10 “Foreground IP” means any and all data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that are developed, invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or Sublicensees, including all right, title and interest in and to the corresponding Intellectual Property Rights therein.

1.11 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other Governmental Authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.12 “IND” means an Investigational New Drug Application or equivalent application filed to commence human clinical testing of a Licensed Product with the applicable Regulatory Authority.

1.13 “Indications” means Acute Myeloid Leukemia.

1.14 “Intellectual Property Rights” means patents, utility certificates, utility models, industrial design rights, copyrights, database rights, trade secrets, any protection offered by law to Information, and all registrations, applications, renewals, extensions, combinations, divisions, continuations or reissues of any of the foregoing.

1.15 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.

1.16 “Licensed Know-How” means any tangible or intangible data, information, knowledge, methods (including methods of manufacture, use or administration or dosing), practices, results, techniques, and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays, batch records, chemical structures and formulations, compositions of matter, formulae, materials, manufacturing data, pharmacological, toxicological and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures, and techniques, which are owned or controlled by Licensor or its Affiliates, as of the Effective Date or after the Effective Date during the Term, which relate to the Licensed Molecule and which are necessary or useful for the development, manufacture or commercialization of the Licensed Products in the Field in the Territory.

1.17 “Licensed Molecule” means the FLT-3 inhibitor identified as Lomonitinib (ZE46-0134).

1.18 “Licensed Patents” means

(a) The patents and patent applications set forth in Exhibit A and any other patent application arising from Licensed Product IP;

(b) any divisional and continuation of the patent applications arising from subsection (a), and continuation-in-part that contains a claim entitled to the benefit of the priority date of the patent applications listed in subsection (a);

(c) the foreign patent applications associated with the patent applications referenced in subsections (a) and (b);

(d) the patents issued from the patent applications referenced in subsections (a) through (c); and

(e) the reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application set forth in subsections (a) through (d).

1.19 “Licensed Product” means any pharmaceutical preparation in the Field (i) that contains the Licensed Molecule, the manufacture, use or sale of which would infringe any Valid Claim; or (ii) which otherwise contains the Licensed Molecule or any derivatives and modifications thereof, including salt forms of any of the foregoing and formulations of any of the foregoing; or (iii) which otherwise is made or prepared using or incorporating any of the Licensed Know-How or the Licensed Product IP, but which does not contain any compositions identified in the Patent Rights.

1.20 “Licensed Technology” means (i) the Licensed Patents and Licensed Know-How; and (ii) upon creation and assignment as required hereunder, Licensed Product IP.

1.21 “NDA” means as applicable, marketing authorization applications, new drug application, biological license application, or product license application, as appropriate, filed pursuant to the requirements of the applicable Regulatory Authority.

1.22 “Net Sales” means the gross amount invoiced and/or received by Licensee or any Affiliate or Sublicensee for or in connection with sales of the Licensed Product(s) to any person, entity or party that is not an Affiliate or Sublicensee, after deduction of all the following to the extent applicable to such sales:

(a) all customary trade, case and quantity credits, discounts, refunds or rebates reflected in written documentation;

(b) actual allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Licensee to the extent that each is included in Licensee’s, an Affiliate’s and/or a Sublicensee’s billings, provided, however, that amounts set aside for temporary recalls are added back to Net Sales should the temporary recall be cancelled;

(c) cost of freight, postage, and freight insurance, (if paid by the seller) to the extent that each is included in Licensee’s or an Affiliate’s billings; and

(d) sales taxes, value added taxes, excise taxes, and customs duties directly imposed and with reference to particular sales.

A sale or transfer to an Affiliate or a Sublicensee for re-sale by such Affiliate or Sublicensee shall not be considered a sale for the purpose of this provision but the resale by such Affiliate or Sublicensee shall be a sale for such purposes. Any sale or transfer to an Affiliate or a Sublicensee for use in testing, clinical trials, or as marketing samples shall not be considered a sale for the purpose of this provision but the resale by such Affiliate or Sublicensee shall be a sale for such purposes. Any amounts received by Licensee, its Affiliates and/or Sublicensees in exchange for Licensed Products transferred or provided to any third person or entity for use in testing, clinical trials, or as marketing samples to develop or promote the Licensed Products are included in the definition of Net Sales.

1.23 “Person” means a corporation, partnership, joint venture or other entity.

1.24 “Regulatory Approval” means, with respect to a particular country, any approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial sale of a Licensed Product in such country.

1.25 “Regulatory Authority” means, in a particular country, any applicable Governmental Authority involved in granting Regulatory Approval in such country.

1.26 “Royalty Period” means the period commencing upon the First Commercial Sale in the Territory and will continue, on a country-by-country basis, for the later of (i) until the expiration of the last Valid Claim under any Licensed Patent covering or claiming such Licensed Product in such country of the Territory; or (ii) for Licensed Products the manufacture, use or sale of which does not infringe, or no longer infringes, any Valid Claim in a country in the Territory, twenty (20) years from the First Commercial Sale in such country.

1.27 “Sublicense” means an agreement into which Licensee enters with a third party for the purpose of (i) granting certain rights under and to use the Licensed Technology to make, use or sell such Licensed Product; (ii) granting an option to such rights; or (iii) forbearing the exercise of any rights, granted to Licensee under this Agreement.

1.28 “Sublicensee” means, with respect to any Licensed Product, a third party that obtains a Sublicense.

1.29 “Sublicensing Revenue” means consideration of any kind and in any form received by Licensee or its Affiliates in consideration of Sublicenses granted pursuant to this Agreement, except for the following exclusions: (i) payment or reimbursement for direct research costs applied to Licensed Technology and conducted by or for Licensee, including costs of materials, equipment, or clinical testing, provided: a) such payments or reimbursements are at fair-market value for the research performed; and b) the costs to be reimbursed or paid for, are incurred after the effective date of an agreement with a Sublicensee; and c) Licensee is obligated to perform such research under the agreement with Sublicensee; and d) such payments are characterized as reimbursement or payment as the case may be, in all accounting practices performed by or on behalf of Licensee and the Sublicensee, (ii) an equity investment in or debt financing of Licensee (except to the extent such payments exceed the fair market value of such securities on the date of receipt); (iii) as payment of or reimbursement for patent prosecution or maintenance expenses actually incurred by Licensee, provided such payments are characterized as such payment in all accounting practices performed by or on behalf of Licensee; and (iv) royalties received from Sublicensees associated with sales of Licensed Products by the Sublicensees for which Licensee is paying a royalty to Licensor pursuant to Section 6.1 of this Agreement.

1.30 “Territory” means the Russian Federation.

1.31 “Valid Claim” means a claim of (i) a pending patent application included within the Licensed Patents, which claim is pending in good faith; or (ii) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.32 Additional Definitions. The following table identifies the location of additional definitions set forth in the subsequent Sections of this Agreement:

Defined Term	Section
Claim	9.1
Combination Licensed Product	6.3
Infringement Notice	7.9(a)
Licensed Product IP	7.7(b)
Licensee Indemnitees	9.1
Licensor Indemnitees	9.2
Losses	9.1
Marketing Agreement	4.1(c)
Marketing Plan	4.1(c)
Milestone Event	4.2
Ongoing Patent Costs	7.3
Pharmacovigilance Agreement	5.5
Progress Reports	4.6(b)
Quality Agreement	5.5
value	6.3

2. GRANT OF LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the term of this Agreement, a royalty-bearing, terminable, revocable, exclusive license in the Field in the Territory, with the right to grant and authorize sublicenses, under the Licensed Patents, Licensed Licensor Know-How and Licensed Product IP, to develop, make, have made, use, market, sell, offer for sale, import and otherwise exploit Licensed Products in the Territory for use in the Field.

2.2 Sublicensing. The Licensee shall have a right to sublicense the Licensed Technology in accordance with this Section 2.2 and the terms of this Agreement.

(a)  For so long as Licensee is in full compliance with all of its obligations under this Agreement, and in each case subject to Licensor’s approval which Licensor shall not unreasonably withhold or delay, Licensee may grant sublicenses under the Licensed Technology, but only to the extent necessary to develop, make, have made, use, market, sell, offer for sale and import Licensed Products in the Territory for use in the Field. Prior to the granting of any Sublicense, Licensee will provide Licensor with written notification of the name of the intended Sublicensee, a brief description of the company, as well as a detailed term sheet containing the financial terms, the territory and all the relevant legal terms of the Sublicense. Licensor shall, as soon as practicable following receipt of Licensee’s notice and required documents, provide its approval or rejection of such proposed Sublicense. Licensee agrees to forward to Licensor a copy of each fully executed Sublicense postmarked within thirty (30) days of execution of such agreement.

(b)  Licensee will be responsible for its Sublicensees’ compliance with the terms of this Agreement, and Licensee will not grant any rights which are inconsistent with the rights granted to and obligations imposed on Licensee under this Agreement. Any act or omission of a Sublicensee, which would be a breach of this Agreement if undertaken or omitted by the Licensee, will be deemed to be a breach by Licensee of this Agreement. With respect to Sublicense, Licensee shall:

(i)  not receive, or agree to receive, anything of value in lieu of cash as consideration for the grant of the Sublicense from a third party without the express written consent of Licensor;

(ii) grant any Sublicensee the right to further sublicense;

(iii) include an audit right by Licensor of the same scope as provided in Section 6.10;

(iv) to the extent applicable, include the relevant rights of and obligations due to Licensor and contained in this Agreement;

(v)  to the extent applicable, include the relevant rights of and obligations due to Licensor and contained in this Agreement;

(vi) in the event of a breach by a Sublicensee, either (a) cure such breach in accordance this Agreement; or (b) enforce its rights by terminating such Sublicense in accordance with the terms thereof;

(vii)  require its Sublicensees to keep records and submit reports to Licensee of the same type and at the same time as required of Licensee under Sections 4.5 and 4.6; and

(viii)  collect and guarantee payment of all payments due, directly or indirectly, to Licensor from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Licensor from Sublicensees.

(c) Termination of the license granted to Licensee under any of the provisions of Section 11 of this Agreement will terminate all Sublicenses that may have been granted by Licensee, unless any Sublicensee elects to continue its Sublicense by advising Licensor in writing, within thirty (30) days of the Sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume with respect to Licensor all of the obligations (including obligations for payment) of Licensee contained in this Agreement. Any Sublicense granted by Licensee will contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of Sublicenses.

2.3 Reserved Rights. The license grant set forth in Section 2.1 will be further subject to, restricted by and non-exclusive with respect to any license of inventions described or claimed in the Licensed Patents that Licensor is required by Applicable Law to grant to the United States of America or to a foreign country or agency thereof, pursuant to an existing or future treaty between the United States of America and any foreign country.

2.4 No Other Rights. The license granted hereunder shall not be construed to confer any rights, other than those affirmatively granted as set forth in Section 2.1, to Licensee by implication, estoppel or otherwise as to any technology not specifically set forth in this Agreement.

3. GOVERNMENTAL COMPLIANCE

3.1 Compliance with Laws. Licensee shall at all times during the term of this Agreement and for so long as it sells imports, exports, manufactures, uses, develops, distributes, markets or otherwise commercially exploits Licensed Products and/or Licensed Technology comply and require its Affiliates and Sublicensees to comply with all Applicable Laws that control the import, export, manufacture, use, development, sale, marketing, distribution and other commercial exploitation of Licensed Products and/or Licensed Technology or any other activity undertaken pursuant to this Agreement.

3.2 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the Laws of any country in the Territory to be either approved or registered with any Governmental Authority, Licensee shall assume all legal obligations to do so. Licensee shall notify Licensor if it becomes aware that this Agreement is subject to a government reporting or approval requirement anywhere in the Territory. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

3.3 Export Controls and Sanctions Compliance. Licensee shall at all times during the term of this Agreement comply with all U.S. and applicable non-U.S. export controls and economic sanctions laws and regulations, including without limitation the Export Administration Regulations (“EAR”) of the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), the sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and export controls and sanctions regulations of any other applicable governmental authority. Licensee shall not engage in any direct or indirect transaction with any prohibited or blocked party, including without limitation any party named to, or owned 50% or greater in the aggregate by, any party or parties named to OFAC’s Specially Designated Nationals and Blocked Persons (“SDN”) list; any other U.S. or applicable non-U.S. government list of sanctioned or prohibited parties; or located or domiciled in any jurisdiction subject to comprehensive U.S. economic sanctions. Licensee shall not directly or indirectly export, reexport, or transfer any Licensed Product or Licensed Technology without first securing any required U.S. or non-U.S. export authorization. Licensee assumes sole responsibility for determining whether any transaction involving Licensed Products or Licensed Technology requires any export controls or sanctions authorization.

4.  DEVELOPMENT AND COMMERCIALIZATION

4.1 Commercially Reasonable Efforts. Licensee shall be solely responsible for the development and commercialization of Licensed Products in the Field in the Territory, at its own cost and expense, including all non-clinical and clinical studies and collection of CMC Information, as necessary to obtain Regulatory Approval for Licensed Products in the Territory. Licensee shall use its Commercially Reasonable Efforts to develop and commercialize Licensed Products on a schedule that is consistent with sound and reasonable business practices and judgment. Such efforts include, but are not limited to:

(a)  maintaining a continuous effort for development, manufacture and sale of Licensed Products;

(b) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products in the Territory, in compliance with this Agreement and under supervision of the Licensor;

(c) marketing and promoting the Licensed Product in the Territory and in the Field according to the marketing plan approved by the Parties (“Marketing Plan”) according to a mutually acceptable marketing agreement entered into by Licensee and the Licensor (“Marketing Agreement”);

(d) reasonably filling the market demand for Licensed Products following commencement of marketing at any time during the term of the Licensed Agreement;

(e) implementing and conducting technology transfer as required for the manufacture of Licensed Product in the Territory.

4.2 Specific Milestones. In addition to the efforts described in Section 4.1, Licensee shall meet the following specific milestones:

(a) File IND for a Licensed Product in the Territory within 12 months of the Effective Date; and

(b) Achieve First Commercial Sale of Licensed Products in the Field the Territory within 48 months of the Effective Date.

Each of the events specified above will be referred to herein as a “Milestone Event”, and Licensee will use its Commercially Reasonable Efforts to achieve each of the Milestone Events prior to the time deadlines specified above. The efforts of Affiliates and Sublicensees shall be deemed efforts of Licensee for the purpose of determining Licensee’s compliance with this Section 4.2.

4.3 Failure to Achieve Milestone Events. If Licensee is unable to meet any of Milestone Events set forth in Section 4.2 above, Licensor shall have the option, in its sole discretion, to modify the Milestone Events or to terminate this Agreement.

4.4 Development for Indications.

(a) Licensee will develop and seek Regulatory Approval for the sale of Licensed Products in the Territory for the treatment of the Indications.

(b) For the avoidance of doubt, Licensee shall solely incur and be responsible for all costs of clinical trial arising in, or related to, the Territory for the Licensed Product.

4.5 Development Records. Licensee shall maintain complete, current and accurate records of all Data and other information resulting from Licensed Product development activities conducted by Licensee, its Affiliates and Sublicensees. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory and patent purposes. Licensee shall document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Law and in accordance with applicable national and international guidelines. All such Data shall be owned by the Licensor and shall be provided to Licensor on a regular basis, as soon as practicable after each development milestone. Licensee shall, at its sole cost and expense, promptly provide Licensor with copies of all Data and access to regulatory materials related to all Licensed Products generated by or on behalf of Licensee or its Affiliates or Sublicensees in the performance of development activities of the Licensed Products. In addition to the foregoing, Licensor shall have the right to review and obtain access to review the original Data to the extent necessary or useful for regulatory or patent purposes upon reasonable notice to Licensee and at a time and location mutually acceptable to Licensee. Licensee agrees to assign to Licensor, and hereby assigns to Licensor, from the moment of creation, all of Licensee’s right, title and interest, in and to any Data, including all Intellectual Property Rights therein. All such Data shall be Licensor’s Confidential Information and held by Licensee in confidence in accordance with Section 8. The amount of the royalty paid by Licensee to Licensor has been determined by Parties in consideration of the circumstances set forth in this clause.

4.6 Reporting.

(a)  Within thirty (30) days of the Effective Date, Licensee shall provide to Licensor a written research and development plan under which Licensee intends to research and develop the subject matter of the license granted hereunder. It is understood and agreed that such plan may be amended by Licensee in view of the results of its research and development activities.

(b) No later than thirty (30) days after May 31 of each calendar year, Licensee shall provide to Licensor a written annual progress report describing progress on research and development, Regulatory Approvals, manufacturing, marketing and sales during the preceding twelve (12) month period and plans for the forthcoming year (“Progress Reports”). Licensee shall also provide any reasonable additional data Licensor requires to evaluate Licensee’s performance.

(c) If Licensee at any time defaults in providing the written research and development plan or Progress Report when due hereunder and/or fails to provide the written research and development plan or Progress Report within sixty (60) days after Licensee’s receipt of written request therefor from Licensor, Licensor may, at its option, terminate this Agreement and all licenses granted herein upon written notice to Licensee.

4.7 Data Exchange. Licensor shall, at Licensee’s cost and expense, provide Licensee with copies of all Data and access to regulatory materials related to all Licensed Products generated by or on behalf of Licensor its Affiliates or other licensees in the performance of development activities of the Licensed Products outside of the Territory.

5. REGULATORY MATTERS

5.1 Regulatory Responsibilities.

(a)  Licensee will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Territory, including the preparation and submission of all regulatory materials and all communications and interactions with Regulatory Authorities as necessary to obtain Regulatory Approval for Licensed Products in the Territory, and with the maintenance of any and all Regulatory Approvals.

(b)  Licensor shall provide reasonable assistance and cooperation to Licensee (subject to Licensee’s reimbursement of Licensor’s out-of-pocket expenses related thereto). In order to address questions Licensee may receive from a Regulatory Authority in the Territory, Licensor will assist in the preparation of responses based on information that would be found in: various technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and third party study reports and other CMC related documents not otherwise already provided to Licensee. Any such transfer of CMC Information as set forth in this Section 5.1 is conditioned on Licensee establishing appropriate firewalls or equivalent means to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose. In furtherance of the foregoing, Licensee shall ensure that any CMC Information provided by or on behalf of Licensor pursuant to this Section 5.1 shall only be disclosed to those identified personnel of Licensee (or a designated agreed third party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means.

5.2 Regulatory Information Sharing. Licensee shall (a) provide Licensor with the English translations at Licensor’s cost, along with the original documents (in the electronic format in which it has been prepared by Licensee), for Licensor’s review and approval, of all materials prepared in connection with obtaining or maintaining any NDA approval for Licensed Products in the Field in the Territory, prior to the submission of such documents to the Regulatory Authority in the Territory; and (b) shall keep Licensor informed of any material verbal or written communication or question relating to Licensed Products received by Licensee from the Regulatory Authority in the Territory.

5.3 Meetings. Licensee shall lead all interactions with Regulatory Authorities in the Territory with respect to Licensed Products. Licensee shall keep Licensor reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Territory.

5.4 Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all regulatory materials pertaining to Licensed Products submitted by or on behalf of such Party. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

5.5 Adverse Event Reporting and Safety Data Exchange. The Parties shall promptly enter into a separate quality and technical agreement (the “Quality agreement”) after the Effective date but no later than the date of commencement of a clinical study with respect to development of any Licensed Product by Licensee in the Territory. No later than sixty (60) days before the commencement of a clinical study with respect to development of any Licensed Product by Licensee in the Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the development of the Licensed Product. Further, no later than one hundred eighty (180) days before the anticipated launch date of any Licensed Product in the Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the commercialization of the Licensed Product. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product.

6. PAYMENTS AND REPORTS

6.1 Royalties.

(a)   Licensee shall pay Licensor [***] of Net Sales of Licensed Products by Licensee and its Affiliates and Sublicensee on a Licensed Product-by-Licensed Product, country-by-country basis during the Royalty Period.

(b)  Should Licensed Products not be covered by any Valid Claims in a specific country, then the royalty rate for Net Sales in such country shall be [***] of the rate set forth above in Section 6.1(a).

6.2 Sublicensing Revenue. Licensee to pay Licensor [***] of Sublicensing Revenue by Licensee and its Affiliates during the term of this Agreement.

6.3 Combination Products. If Licensee or its Affiliates or Sublicensee sell a Licensed Product that includes active pharmaceutical ingredients other than those covered by the Licensed Patents, Licensed Know-How or Licensed Product IP that contribute significant and material value to said Licensed Product (“Combination Licensed Product”), then in lieu of the royalty rate specified in Section 6.1, the applicable royalty rate on the Net Sales of such Combination Licensed Product shall be calculated as the product obtained by multiplying the royalty rate specified in Section 6.1 by the fraction A/(A+B), in which A is the value of the Licensed Technology licensed under this Agreement and B is the value of the other includes active pharmaceutical ingredient(s); provided, however, that in no event shall the royalty rate payable to Licensor for Net Sales of Combination Licensed Products ever be reduced to less than [***] of Net Sales of the Combination Licensed Product. For purposes of this Section 6.3 the “value” of each active pharmaceutical ingredient contributing value to the Licensed Product shall mean that component’s contribution to the combined value of the Combination Licensed Product. Furthermore, carriers, diluents, solvents and other such constituents of a potential Licensed Product shall be deemed not to contribute significant and material value to said Licensed Product.

6.4 Reports and Payments.

(a)  Within forty-five (45) days of each calendar quarter during the term of this Agreement and following termination for so long as Net Sales of Licensed Products take place as permitted, and within forty-five (45) days of expiration of this Agreement, Licensee shall provide Licensor a report of Net Sales of Licensed Products and Sublicensing Revenues, as applicable, in sufficient detail, including: (a) the amount of gross sales and Net Sales of Licensed Products, as applicable, on a country by country basis in the Territory, (b) an itemized calculation showing the deductions from gross sales (by each major category as set forth in the definition of Net Sales herein) to determine Net Sales, (c) a calculation of any reduction to the royalties as permitted, (d) a calculation of the amount of royalties due to Licensor in U.S. Dollars, including the application of any exchange rate used, (e) the Sublicensing Income received by Licensee and its Affiliates in such quarter, and (f) a calculation of the amount due for Licensor’s portion of Sublicensing Income due to Licensor in U.S. Dollars, including the application of any exchange rate used.

(b) Payment of the royalties specified in Section 6.1 and Licensor’s portion of Sublicense Revenue specified in Section 6.2 shall be made by Licensee to Licensor on a quarterly basis, no later than sixty (60) days following the end of each calendar quarter, and in each case will cover the quantity of Licensed Products sold by Licensee and/or its Affiliates or Sublicensee, as appropriate, and Sublicensing Revenue received by Licensee and its Affiliates, during the preceding calendar quarter. After termination or expiration of this Agreement, a final payment shall be made by Licensee covering the whole or partial calendar quarter.

6.5 Failure to Make Payments. In the event Licensee fails to make any payment due and payable to Licensor hereunder, including but not limited to royalties, Sublicensing Revenue payments and patent costs reimbursement, Licensor may, at its sole option, terminate this Agreement, in accordance with the procedures and cure provisions of Section 11.

6.6 Form of Payment. All payments due hereunder are expressed in and shall be paid by wire transfer or check payable in United States Dollars, without deduction of exchange, collection or other charges, to Licensor, or to the account of Licensor at such other bank as Licensor may from time to time designate by written notice to Licensee.

6.7 Interest. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (i) two percent (2%) plus (ii) the prime interest rate quoted by The Wall Street Journal (on website: https://www.wsj.com/market-data/bonds/moneyrates or such successor URL as may be used by The Wall Street Journal during the term of this Agreement) on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Licensor to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

6.8 Exchange Rate. Conversion of payments from any foreign currency shall be made at the rate of exchange reported in The Wall Street Journal (on website: https://www.wsj.com/market-data/currencies/exchangerates or such successor URL as may be used by The Wall Street Journal during the term of this Agreement) on the last business day of the applicable calendar quarter.

6.9 Taxes.

(a)  All payments due to Licensor shall be paid exclusive of, and without reduction for, any taxes arising, assessed or payable with respect to such payments (other than U.S. income taxes due on Licensor’s income therefrom) which shall be the sole responsibility of, and paid by, Licensee.

(b)  If any payment by Licensee to Licensor is subject to any withholding or similar taxes collected at the source, which Licensor or Licensee is required to pay, or Licensee is required to withhold, Licensee shall: (i) pay Licensor a sum as to yield to Licensor, after payment of such taxes, the full net amount due under this Agreement; and (ii) pay such taxes and file returns regarding such taxes under the relevant rules and legislation to the applicable Governmental Authority in the Territory.

6.10  Records And Inspection

(a) Licensee shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products by Licensee and/or its Affiliates or Sublicensee under this Agreement. Such records shall be kept at Licensee’s principal place of business or the appropriate principal place of business of the appropriate Affiliate or Sublicensee to which this Agreement relates.

(b) During the term of this Agreement and for a period of three (3) years thereafter, Licensee agrees to permit an independent certified public accountant or other independent agent selected and paid by Licensor, and reasonably acceptable to Licensee, to have access during ordinary business hours to such records as are maintained by Licensee, or its Affiliates or Sublicensee, as may be necessary, in the opinion of such party, to determine the correctness of any report and/or payment made under this Agreement. Such audits may be exercised no more than once in any twelve (12) month period upon at least thirty (30) days prior written notice to Licensee. Any and all information learned or acquired by Licensor’s agent or accountant pursuant to any such inspection shall be treated the same as Confidential Information of Licensee, in accordance with the provisions of Section 8 below. Before undertaking any such inspection, Licensor’s agent or accountant shall agree in writing to be bound by the terms of this Section 6.10 and Section 8. Licensor shall bear the full cost of such audit unless the audit reveals an underpayment of royalty by more than five percent (5%). The cost of the audit shall be paid by Licensee if the discrepancy is an underpayment of royalty by more than five percent (5%); if the discrepancy is an overpayment, Licensor shall refund to Licensee the amount of such overpayment within fifteen (15) days after the audit. Licensee shall pay Licensor all amounts Licensor is entitled to as determined by the audit, plus a one-and-a-half percent (1.5%) late fee on the amount due to Licensor, compounded monthly for each month that the payment is late from the date originally due.

7. INTELLECTUAL PROPERTY

7.1 Background Intellectual Property. Each Party shall own and retain all right, title and interest in and to any and all information, inventions, patents and other Intellectual Property Rights owned or otherwise controlled by such Party outside of this License Agreement.

7.2 Patent Prosecution and Maintenance.

(a)  Licensor shall have the first right, but not the obligation, to file, prosecute and maintain all Licensed Patents in the Territory. During the term of this Agreement and provided Licensee continues to timely pay Ongoing Patent Costs (defined below) in accordance with section 7.3, below, Licensor shall prosecute and maintain Licensed Patents in the Territory using counsel to be chosen by Licensor and to which Licensee has no reasonable objection. For so long as Licensee continues to timely pay Ongoing Patent Costs in accordance with section 7.3, below, Licensee shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of Licensed Patents in the Territory in sufficient time to review such documents and comment thereon, if desired by Licensee, prior to filing, provided, however, that if Licensee has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, Licensor shall be free to respond without consideration of Licensee’s comments. Licensee shall keep this documentation confidential in accordance with Section 8 herein.

(b)  Licensor may cease prosecution or maintenance of any Licensed Patent in the Territory that it is responsible for prosecuting or maintaining pursuant to this Section on a country-by-country basis by providing Licensee written notice at least sixty (60) days in advance of any filing or payment due date. If Licensor elects to cease prosecution or maintenance of the relevant Licensed Patent in a country in the Territory, Licensee shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Licensed Patent and in such country. If Licensee elects to continue prosecution or maintenance or elects to file additional applications following Licensor’s election to cease prosecution or maintenance pursuant to this Section, Licensor shall transfer the applicable patent files to Licensee or its designee and execute such documents and perform such acts at Licensee’s expense as may be reasonably necessary to allow Licensee to initiate or continue such filing, prosecution or maintenance at Licensee’s sole expense. Notwithstanding such filing, prosecution or maintenance of Licensed Patents at Licensee’s sole expense, such Licensed Patents shall remain the property of Licensor and subject to the license granted herein.

7.3 Patent Costs. The Parties shall on an annual basis in December agree on a budget for patent expenses in the Territory for the next calendar year. Licensee shall reimburse Licensor on a quarterly basis, within forty-five (45) days after Licensee receives an itemized invoice therefor, for all patent expenses incurred incident to the filing, prosecution and maintenance of the Licensed Patents in the Territory after the Effective Date (“Ongoing Patent Costs”).

7.4 Effect of Licensee’s Discontinuing Payments.

(a)  In the event that Licensee decides not to continue to support the prosecution of any patent or patent application in the Territory, or the maintenance of a patent within the Licensed Patents, Licensee will give Licensor at least sixty (60) days prior written notice of such election, except in the case in which the decision not to support continued prosecution is in response to a communication from Licensor, Licensor’s patent attorney, a patent office, or a foreign associate, relating to a deadline for taking action, in which case Licensee’s notice will be timely if given within half the time remaining between receipt by Licensee of the communication and the deadline for taking action. No such notice will have any effect on Licensee’s obligations to pay expenses incurred up to the effective date of such election. From and after the effective date of such election, Licensor will have the right, but not the obligation, to pay for the prosecution and/or maintenance of the patent application or patent which Licensee is discontinuing.

(b)  Licensee may freely discontinue payment of expenses for cause (i.e., official actions, prior art, legal decisions, or statutes or other expressions of local law, which reasonably indicate that the material claims in the application or patent are or are likely to be unpatentable, unenforceable, or invalid).

(c)  Where discontinuance of payments is not for cause (i.e., Licensee is unwilling to support and reimburse Licensor for all reasonable and necessary patent expense related to the filing, prosecution and maintenance of the Licensed Patents, which are likely to be patentable, enforceable, or valid), from and after the effective date of such election, any such patent application or patent in any country in the Territory as to which Licensee have elected to discontinue payment shall have the effect of excluding all patent applications or patents directed to the same subject matter in the Territory thereof from Licensed Patents, and from the scope of the license granted under this Agreement. All rights relating to such patent applications or patents shall revert to Licensor and may be freely licensed by Licensor to any other person or entity.

7.5 Cooperation. Licensor and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents and of all patents and patent applications licensed to Licensee. Each Party shall provide to the other timely notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

7.6 Patent Marking. Licensee shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

7.7 Foreground IP.

(a)  Except as set forth below, ownership of all Foreground IP shall follow inventorship.

(b) As between the Parties, any Foreground IP generated, developed, conceived or reduced to practice (constructively or actually) specifically in connection with the development or manufacture of any Licensed Product (“Licensed Product IP”) shall be solely and exclusively owned by Licensor. Licensee shall promptly disclose all Licensed Product IP to Licensor in writing as soon as practicable following reduction to practice. For clarity, Licensed Product IP shall be included in the Licensed Technology.

(c)  As additional consideration for the favorable financial terms and rights granted to Licensee hereunder, Licensee agrees to assign to Licensor, and hereby assigns to Licensor, from the moment of creation, all of Licensee’s right, title and interest, in and to any Licensed Product IP generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of Licensee, its Affiliates and any Sublicensees, including their employees, agents and contractors, whether alone or jointly with Licensor and any of its Affiliates, including their employees, agents and contractors, including all Intellectual Property Rights therein.

7.8 Affiliates, Sublicensees and Subcontractors. Licensee shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Licensor all Data and Foreground IP generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Licensee can comply with its obligations under this Section 7.

7.9 Patent Infringement

(a)  In the event that Licensor or Licensee learns of infringement of potential commercial significance of any Licensed Patent in the Territory, the knowledgeable Party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the term of this Agreement, neither Licensor nor Licensee will notify a possible infringer in the Territory of infringement or put such infringer on notice of the existence of any Licensed Patents without first obtaining consent of the other, which consent shall not be unreasonably withheld. If Licensee puts such infringer on notice of the existence of any Licensed Patents with respect to such infringement without first obtaining the written consent of Licensor and if a declaratory judgment action is filed by such infringer against Licensor as a result of such notice, then Licensee’s right to initiate a suit against such infringer for infringement under Section 7.9(b) below will terminate immediately without the obligation of Licensor to provide notice to Licensee. Both Licensor and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

(b)  If infringing activity of potential commercial significance of any Licensed Patent in the Territory by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect and such infringement occurs within the Field, Licensee may institute suit for patent infringement against the infringer. Licensor may voluntarily join such suit but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit, or any judgment rendered in that suit. Licensee may not join Licensor as a party in a suit initiated by Licensee without their express respective prior written consent. If Licensor is joined to a suit initiated by Licensee, Licensee will pay any costs incurred by Licensor arising out of such suit, including but not limited to, any legal fees of counsel that Licensor respectively select and retain as a representative in the suit. Any suit initiated by Licensee under this Section may only be settled as determined and instructed by Licensor.

(c) If (i) the infringement of the Licensed Patents in the Territory takes place outside of the Field of Use, or, (ii) if the infringement the Licensed Patents in the Territory takes place within of the Field of Use and within one hundred and twenty (120) days following the date the Infringement Notice takes effect, the infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer or begun negotiations regarding the terms under which Licensee would grant a Sublicense to the infringer, then, in each case, Licensor may institute suit for patent infringement against the infringer. If Licensor institutes such suit, Licensee may not join such suit without Licensor’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensor’s suit, or any judgment rendered in that suit.

(d)  Any recovery or settlement received in connection with any suit filed under this Section will first be shared by Licensor and Licensee equally to cover the litigation costs each incurred, and next shall be paid to Licensor or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between equally between Licensee and Licensor. In any suit initiated by Licensor, any recovery in excess of litigation costs will belong to Licensor. Licensor and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section.

(e) No agreement may be made by Licensee for purposes of settling litigation or other dispute that will involve any Sublicense in violation of Section 2.2(b)(ii).

(f)  Each Party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). The Party controlling the litigation proceedings shall keep the non-controlling Party reasonably informed of the progress of such action.

(g)  Any litigation proceedings will be controlled by the Party bringing the suit, except that any settlement by Licensee is subject to the written approval of Licensor. In no event may Licensee admit liability or wrongdoing on behalf of Licensor without Licensor’s prior written consent.

8.  CONFIDENTIALITY

8.1 Treatment of Confidential Information. During the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such receiving Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (b) not disclose such Confidential Information to any third party without prior written consent of the other Party to this Agreement; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. A Party shall have no such obligation with respect to any portion of such Confidential Information which:

(a)  is publicly disclosed by the disclosing Party, or is otherwise publicly disclosed without the fault of the receiving Party, either before or after it becomes known to the receiving Party; or

(b)  was known to the receiving Party prior to when it was received from the disclosing Party, as evidenced by contemporaneous written records; or

(c) is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such a disclosure; or

(d)  has been published by a third party which had a right to do so; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party, such independent development being performed solely by persons not having access whatsoever to the disclosing Party’s Confidential Information, as evidenced by contemporaneous written evidence of same; or

(f)  is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; provided, however, that the other Party shall be given prompt notice of any such legally required disclosure.

Notwithstanding the foregoing, Licensee may disclose Licensor’s Confidential Information to the extent that such disclosure is reasonably necessary, in accordance with the term and conditions of this Agreement, to (a) seek or maintain Regulatory Approval for Licensed Products, or (b) for compliance with applicable governmental regulations; provided that, if Licensee intends to make any such disclosure, it shall give reasonable advance written notice to Licensor of such intention. Furthermore, nothing in this Section 8.1 shall be construed to preclude Licensee from disclosing Licensor’s Confidential Information to third parties in connection with the development and commercialization of Licensed Products including, without limitation, development, marketing and promotion in connection therewith, or in the process of obtaining private or public financing, as long as such third party(ies) agrees in writing to be bound by confidentiality provisions no less strict than those set forth in this Section 8.1.

8.2 Publicity. Any publication, news release or other public announcement relating to this Agreement, including without limitation, entering to into this Agreement, or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Either Party shall be entitled to disclose the substance of this Agreement to its shareholders (and to prospective shareholders to whom its stock is offered for purchase) under a confidentiality agreement consistent with this Agreement. Each Party shall also be entitled to provide a copy of this Agreement to applicable Governmental Authorities as expressly required under Applicable Law.

9.  INDEMNITY AND INSURANCE

9.1 Licensor Indemnification. Licensor hereby agrees to indemnify and hold harmless Licensee and its Affiliates and their respective directors, officers, researchers, scientists, employees and agents (collectively, the “Licensee Indemnitees”) from and against any losses, claims, damages, costs, and expenses (including attorneys’ fees) (collectively, “Losses”) to which any Licensee Indemnitee may become subject as a result of any claim, demand, action, or other proceeding (each, a “Claim”) by any third party to the extent such Losses arise out of or are incurred in connection with: (i) a breach of any of the warranties given by Licensor pursuant to this Agreement; and (ii) the willful misconduct or negligent acts of or violation of Applicable Law by Licensor or its Affiliates; but excluding Losses arising from or relating to the breach of this Agreement by Licensee or the gross negligence or willful misconduct of any Licensee Indemnitees.

9.2 Licensee Indemnification. Licensee hereby agrees to indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, researchers, scientists, employees and agents (collectively, the “Licensor Indemnitees”) from and against any Losses to which any Licensor Indemnitee may become subject as a result of any Claim by any third party to the extent such Losses arise out of or are incurred in connection with: (i) a breach of any of the warranties given by Licensee pursuant to this Agreement; (ii) the development, manufacture, use or sale of Licensed Products in the Territory; and (iii) the willful misconduct or negligent acts of or violation of Applicable Law by Licensee or its Affiliates; but excluding Losses arising from or relating to the breach of this Agreement by Licensor or the gross negligence or willful misconduct of any Licensor Indemnitees. Without limiting the generality of the foregoing, such indemnity obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, or agents of Licensee, as well as by any customer, patient, hospital, doctor, or member of the general public who buys or uses a Licensed Product. Licensee shall monitor customer complaints and shall be responsible for corrections, withdrawal or alert notices.

9.3 Indemnification Process, The Party that intends to claim indemnification under this Section shall promptly notify the indemnifying Party in writing of any Claim in respect of which the indemnified Party intends to claim such indemnification, and the indemnifying Party shall have sole control of the defense and/or settlement thereof, using counsel selected by the indemnifying Party. The indemnity obligations under this Section shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the prior express written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnifying Party may not settle or otherwise consent to an adverse judgment in any action with respect to a Claim that diminishes the rights or interests of the indemnified Party without the prior express written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the indemnifying Party within a reasonable time after notice of any such Claim, or the commencement of any action with respect to such Claim, to the extent prejudicial to the indemnifying Party’s ability to defend such Claim, shall relieve such indemnifying Party of any liability to the indemnifying Party under this Section with respect thereto. The indemnified Party, its employees and agents, shall at the indemnifying Party’s expense, reasonably cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any Claim.

9.4 Insurance. From and after the time that Licensee or any of its Affiliates begin human clinical trials on any Licensed Product, Licensee shall use reasonable commercial efforts to obtain and maintain insurance covering the insurable interest of the clinical trial’s participants related to harm to their life or health resulting from the conduct of a clinical trial of a pharmaceutical product for medical use , with reputable and financially secure insurance carriers in an amount which is customarily carried by companies at a comparable stage of development of new pharmaceutical products. Such coverage(s) shall be purchased from a carrier or carriers deemed reasonably acceptable to Licensor and shall name Licensor as additional insured. Upon request by Licensor, Licensee shall provide to Licensor copies of said policies of insurance..

10. WARRANTIES

10.1  Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:

(a) It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;

(c)  The execution and delivery of this Agreement, and the license granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constitutional documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d)  Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

(e)  Neither such Party nor any of its Affiliates is debarred or disqualified under any Applicable Laws; and

(f) No authorization, consent, approval of a third party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

10.2 Additional Representations and Warranties of Licensor. Licensor represents and warrants to Licensee, as of the Effective Date, as follows:

(a)  it has the full right and power to grant the license to Licensee as set forth in this Agreement;

(b)  Neither Licensor nor any of its Affiliates or its or their respective licensees or sublicensees will employ or use the services of any Person who is debarred or disqualified under any Applicable Laws, in connection with activities relating to any Licensed Product; and in the event that Licensor becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Licensor or any of its Affiliates or its or their respective licensees or sublicensees with respect to any activities relating to any Licensed Product, Licensor will immediately notify Licensee in writing and Licensor will cease, or cause its Affiliates or its or their respective sublicensee to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;

(c)  The Licensed Molecule, as well as the Licensed Technology, are classified as EAR99 under U.S. Export Administration Regulations (“EAR”) and do not require license for export to any countries or territories included in the Territory under the EAR.

10.3 Additional Representations and Warranties of Licensee. Licensee represents and warrants to Licensor, as of the Effective Date, as follows:

(a) it shall use the Licensed Technology in compliance with all Applicable Laws and guidelines promulgated by Regulatory Authorities in the Territory and with all terms of this Agreement;

(b)  Licensee shall make no representations, warranties, guaranties, commitments, statements or covenants to any third party on behalf of Licensor with respect to any Licensed Technology, and shall not seek to make any third party a third party beneficiary under this Agreement or represent to any third party the existence of any such third party beneficiary rights; and

(c)  Neither Licensee nor any of its Affiliates or its or their respective licensees or sublicensees will employ or use the services of any Person who is debarred or disqualified under any Applicable Laws, in connection with activities relating to any Licensed Product; and in the event that Licensee becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Licensee or any of its Affiliates or its or their respective licensees or sublicensees with respect to any activities relating to any Licensed Product, Licensee will immediately notify Licensor in writing and Licensee will cease, or cause its Affiliates or its or their respective sublicensee to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product.

10.4  Disclaimer of Warranties.

(a)  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

(b)  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE LICENSED PATENTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.5 Limitation Of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER EXCEPT FOR DAMAGES ARISING FROM A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8 OR A BREACH OF THE LICENSE GRANT OR RESTRICTIONS AS SET FORTH UNDER SECTION 2 OR OF THE PROVISIONS REGARDING LICENSED PRODUCT IP UNDER SECTION 7.

10.6 Cap on Damages. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, THE MAXIMUM LIABILITY OF LICENSOR UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENTS RECEIVED BY LICENSOR UNDER THIS AGREEMENT.

11. TERM AND TERMINATION

11.1 Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated, shall continue on a Licensed Product-by-Licensed Product and country by country basis until the expiration of all of Licensee’s payment obligations to Licensor upon the lapse of the Royalty Period.

11.2 Termination by Notice. Notwithstanding any provision herein, Licensee may terminate this Agreement in its entirety, at any time by giving Licensor at least sixty (60) days’ prior written notice. All rights and obligations of Licensee with respect to such patent(s) and patent application(s) shall terminate.

11.3 Default Remedies.

(a)  If Licensee at any time defaults in the payment of any sum when due hereunder and fails to make such payment within sixty (60) days after receipt of written notice thereof by Licensor, Licensor may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

(b)  If either Party at any time commits a breach of any of the terms, covenants or provisions of this Agreement (other than Licensee’s payment obligations), including but not limited to, in the case of Licensee, its failure to achieve a Milestone Event in Section 4.2, and such breaching Party fails to cure any such breach within sixty (60) days after receipt of written notice thereof by the non-breaching Party, the non-breaching Party may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

(c)  If Licensee at any time commits a breach of any of the terms, covenants or provisions of the Marketing Agreement or otherwise defaults in adhering to its obligations under the Marketing Plan adopted by the Parties and fails to cure such breach or default within sixty (60) days after receipt of written notice thereof by Licensor, Licensor may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

11.4  Unilateral termination by Licensor. Licensor shall have the right, at its option, to terminate this Agreement at any time before Licensee obtains Regulatory Approval, permanent or temporary, provided, however, that Licensor must reimburse Licensee 400% of the documented Development Costs incurred by Licensee under this Agreement within thirty (30) days of any such termination.

11.5  Default for Bankruptcy. Each Party shall have the right, at its option, to terminate this Agreement in the event that the other Party shall;

(a)  file in court or agency pursuant to any applicable state or federal petition in bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or if such party is served with an involuntary petition in bankruptcy, or

(b) make an assignment of all or substantially all of its assets for the benefit of creditors, or

(c) in the event that a receiver or trustee is appointed for the other Party and such Party shall, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this Agreement all rights to the Licensed Patents shall revert to Licensor.

11.6  Effect of Termination or Expiration. Upon any termination of this Agreement, as of the date of termination set forth in Licensee’s termination notice (in the case of termination by Licensee) or receipt by Licensee of notice of such termination (in the case of a termination by Licensor) or expiration of this Agreement:

(a)  Licensee and its Affiliates shall immediately cease exploiting any of the Licensed Patents and return all copies of the same to Licensor and cease production of all Licensed Products; provided, however, that Licensee, its Affiliates and each Sublicensee may dispose of any Licensed Products manufactured as of the date of termination, and may complete manufacture of Licensed Products then in the process of manufacture, and sell them, provided that Licensee shall pay to Licensor running royalties in accordance with Sections 6.1 with respect thereto and otherwise complies with the terms of this Agreement; and

(b) Licensee must, and hereby agrees to, transfer to Licensor all original of the Data and other information and records required to be maintained by Licensee pursuant to this Agreement, including, but not limited to, regulatory filings, material, and all known information about Foreground IP and/or the Licensed Product, including how it is manufactured; as well as any information describing the clinical research plan for the Licensed Product and the specific protocol for human clinical trials.

11.7 No Waiver; Survival.

(a)  No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.

(b)  The obligations and rights of the Parties under Sections 1, 2.4, 3.1, 6.1 (for the duration of permitted Net Sales following termination), 6.6, 6.7, 6.8, 6.9, 6.10, 7.1, 7.7, 7.9, 8.1, 9.1, 9.2, 9.3, 10.4, 10.5, 10.6, 11.6, 11.7 and 12 shall survive expiration or termination of this Agreement.

12. GENERAL PROVISIONS

12.1  Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party. Nothing in this relationship shall be construed to create a joint venture, agency, partnership, fiduciary or other similar relationship between the Parties.

12.2  Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto and/or their Affiliates with respect to the subject matter hereof.

12.3  Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

12.4  Reformation. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.

12.5 Modification. No amendment or modification of this Agreement shall be effective unless in writing signed by the Parties hereto and it expressly refers to this Agreement. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties.

12.6  Assignability. Licensee shall not assign the license granted hereunder or this Agreement without the prior written consent of Licensor, which consent may be withheld in Licensor’s reasonable sole discretion. Any attempted assignment in violation of this Section 12.6 shall be null and void.

12.7  Force Majeure. Except with respect to payment obligations due to Licensor, no liability hereunder shall result to a Party by reason of delay in performance to the extent caused by circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, acts of Governmental Authorities including any closures due to pandemics, or terrorism.

12.8 Notices.

(a)  Any payment, notice or other communication pursuant to this Agreement shall be mailed by certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party or faxed to the other party if the sender has evidence of successful transmission:

If to Licensor: Lomond Therapeutics Operating Corporation 8 The Green, Suite 8183 Dover, DE 19901, USA Attn: Iain Dukes	If to Licensee: Viriom, Inc. 1450 Research Blvd, Suite 110 Rockville, MD 20850, USA Attn: Ohan Barsamian

(b)  Any such payment, notice or other communication shall be effective upon confirmed receipt.

12.9 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of California without regard to conflicts of laws or rules of any jurisdiction without regard to its conflict of laws rules. No conflict-of-laws rule or Laws that might refer such construction and interpretation to the laws of another state, republic, country or country shall be considered.

12.10  Dispute Resolution.

(a) All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement, including any and all issues of arbitrability of any such claim, dispute or controversy, and regardless of whether any such claim, dispute or controversy is based or claimed to be based in whole or in part on a claim by either Party of breach of this Agreement by the other Party shall be exclusively referred to and finally resolved by arbitration under the JAMS Comprehensive Arbitration Rules & Procedures (“Rules”), which Rules are deemed to be incorporated by reference into this clause.

(b)  The number of arbitrators shall be three.

(c) The decision of the arbitrators shall be final, binding and enforceable in any court of competent jurisdiction and the Parties agree that there shall be no appeal from the arbitrators’ decision. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of the Agreement.

(d) The seat, or legal place, of arbitration shall be San Diego, California.

(e) The language to be used in the arbitral proceedings shall be English.

(f) The arbitrators shall apply the choice of law as set forth in Section 12.9 exclusive of its principles of conflicts of laws for determination of the rights and remedies under the Agreement and for all aspects of the award hereunder.

(g) The arbitrators shall have the power to award attorney’s fees, costs and expenses to the prevailing Party in any such arbitration proceeding.

12.11  Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

12.12  Language. All interactions between Licensee and Licensor relating to this Agreement shall take place in the English language. All documents, instruction and assistance that Licensor provides shall be in the English language.

12.13  Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures may be transmitted by facsimile, thereby constituting the valid signature and delivery of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement by their duly authorized officers and representatives effective as of the Effective Date.

Lomond Therapeutics Operating Corporation		Viriom, Inc.

By:	/s/ Iain Dukes	By:	/s/ Ohan Barsamian
Name:	Iain Dukes	Name:	Ohan Barsamian
Title:	Authorized Officer	Title:	General Manager